Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

TSR, Inc. (“we,” “us,” “our,” or the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) common stock, par value $0.01 per share and (ii) Preferred Stock Purchase Rights. The following description of our common stock and Preferred Stock Purchase Rights is a summary and is qualified in its entirety by reference to our certificate of incorporation, as amended (“Certificate”), and our amended and restated bylaws, as amended (“Bylaws,” collectively with the Certificate, “Charter Documents”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of Delaware General Corporation Law, Title 8, Chapter 1 of the Delaware Code (“DGCL”), for additional information.

Defined terms used herein and not defined herein shall have the meaning ascribed to such terms in the Company’s Annual Report on Form 10-K.

Description of Common Stock

Authorized Capital Shares

Our authorized capital shares consist of 12,500,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 500,000 shares of series preferred stock, par value $1.00 per share. The outstanding shares of our Common Stock are fully paid and nonassessable.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Common Stock does not have cumulative voting rights.

Dividend Rights

Subject to the rights of holders of outstanding shares of preferred stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to any preferential rights of outstanding shares of preferred stock, holders of Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of the Company’s dissolution, liquidation or winding-up.

Other Rights and Preferences

Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights.

Listing

The Common Stock is listed on the NASDAQ Capital Market under the trading symbol TSRI.

Anti-Takeover Provisions

The Charter Documents and the DGCL contain certain provisions that may discourage an unsolicited takeover of the Company or make an unsolicited takeover of the Company more difficult. The following are some of the more significant anti-takeover provisions that are applicable to the Company:

Business Combinations with Interested Stockholders

Delaware Anti-Takeover Law

In general, Section 203 of the DGCL prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2,000 or more stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	Before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

●	At or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). The Certificate does not contain a provision expressly opting out of the application of Section 203 of the DGCL; therefore, the Company is subject to the anti-takeover statute.

Special Meetings of Stockholders; No Stockholder Action by Written Consent; and Advance Notice of Stockholder Business Proposals and Nominations

The Bylaws provide that special meetings of the Company’s stockholders may only be called by the president of the Company, a majority of the board of directors or stockholders owning at least forty percent (40%) in amount of the entire outstanding voting stock of the Company. The Certificate provides that action may only be taken by stockholders at an annual or special meeting and may not be taken by written consent. The Bylaws provide an advance written notice procedure with respect to stockholder proposals of business and stockholder nominations of candidates for election as directors. Stockholders at an annual meeting are able to consider only the proposals and nominations specified in the notice of meeting or otherwise brought before the meeting by or at the direction of the board of directors or by a stockholder that has delivered timely written notice in proper form to the Company of the business to be brought before the meeting.

Classified Board of Directors

The Certificate provides that the Company’s board of directors is divided into three classes of directors serving staggered three-year terms. The classification of directors may make it more difficult for stockholders to change the composition of the board of directors in a short period of time. The Certificate also provide that any amendment of the second paragraph of Article Fifth, which provides for the classified board of directors, requires the affirmative vote of two-thirds of the outstanding voting stock.

Authority of the Board of Directors

Under the Certificate, the Company’s board of directors has the authority to establish one or more series of preferred stock and to fix the powers, preferences, rights and limitations of such series, without seeking stockholder approval. In addition, under the Bylaws, the Company’s board of directors has the right to determine the number of directors on the Company’s board of directors. Under the Certificate, the Board has the right to fill vacancies on the board of directors (including a vacancy created by an increase in the size of the board of directors) and has the authority to make, amend and repeal the Bylaws.

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Description of Preferred Stock Purchase Rights

On August 29, 2018, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a “Right”), payable on August 29, 2018, for each share of Common Stock of the Company outstanding on August 29, 2018 (the “Record Date”) to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement, dated as of August 29, 2018, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, as amended and restated in the Amended and Restated Rights Agreement, dated as of September 3, 2019 (“Rights Agreement”). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Class A Preferred Stock Series One, par value $0.01 per share (“Preferred Stock”), of the Company at a price of $24.78 per one one-hundredth of a share of Preferred Stock represented by a Right (the “Purchase Price”), subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement. The following description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, a copy of which is filed as Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on September 3, 2019, and is incorporated herein by reference.

Distribution Date; Exercisability; Expiration

Initially, the Rights will be attached to all certificates for shares of Common Stock and no separate certificates evidencing the Rights (“Rights Certificates”) will be issued. Until the Distribution Date (as defined below), the Rights will be transferred with and only with shares of Common Stock. As long as the Rights are attached to the shares of Common Stock, the Company will issue one Right with each new share of Common Stock so that all such shares of Common Stock will have Rights attached.

The Rights will separate and begin trading separately from the Common Stock, and Rights Certificates will be caused to evidence the Rights, on the earlier to occur of (a) the Close of Business (as such term is defined in the Rights Agreement) on the tenth day following a public announcement, or the public disclosure of facts indicating, that a Person (as such term is defined in the Rights Agreement), group of affiliated or associated Persons or any other Person with whom such Person is Acting in Concert (as defined below) has acquired Beneficial Ownership (as defined below) of 5% or more of the outstanding Common Stock (an “Acquiring Person”) (or, in the event an exchange is effected in accordance with Section 27 of the Rights Agreement and the Board of Directors determines that a later date is advisable, then such later date) or (b) the Close of Business on the tenth Business Day (as such term is defined in the Rights Agreement) (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer the consummation of which would result in the Beneficial Ownership by a Person or group of 5% or more of the outstanding Common Stock (the earlier of such dates, the “Distribution Date”). A Distribution Date shall not occur solely as a result of any request by any of the Investor Parties (as defined in the Rights Agreement) calling for a special meeting pursuant to the Company’s bylaws. As soon as practicable after the Distribution Date, unless the Rights are recorded in book-entry or other uncertificated form, the Company will prepare and cause the Right Certificates to be sent to each record holder of Common Stock as of the Close of Business on the Distribution Date.

An “Acquiring Person” will not include (i) the Company, (ii) any Subsidiary (as such term is defined in the Rights Agreement) of the Company, (iii) any employee benefit plan or employee stock plan of the Company or any Subsidiary of the Company, or any trust or other entity organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan, or (iv) any Person who or which, at the time of the first public announcement of the Rights Agreement, is a Beneficial Owner of 5% or more of the Common Shares then outstanding (a “Grandfathered Stockholder”). However, if a Grandfathered Stockholder becomes, after such time, the Beneficial Owner of any additional shares of Common Stock (regardless of whether, thereafter or as a result thereof, there is an increase, decrease or no change in the percentage of shares of Common Stock then outstanding beneficially owned by such Grandfathered Stockholder) then such Grandfathered Stockholder shall be deemed to be an Acquiring Person unless, upon such acquisition of Beneficial Ownership of additional shares of Common Stock, such Person is not the Beneficial Owner of 5% or more of the Common Stock then outstanding. In addition, upon the first decrease of a Grandfathered Stockholder’s Beneficial Ownership below 5%, such Grandfathered Stockholder will cease to be a Grandfathered Stockholder. In the event that after the time of the first public announcement of the Rights Agreement, any agreement, arrangement or understanding pursuant to which any Grandfathered Stockholder is deemed to be the Beneficial Owner of Common Stock expires, terminates or no longer confers any benefit to or imposes any obligation on the Grandfathered Stockholder, any direct or indirect replacement, extension or substitution of such agreement, arrangement or understanding with respect to the same or different shares of Common Stock that confers Beneficial Ownership of Common Stock shall be considered the acquisition of Beneficial Ownership of additional shares of Common Stock by the Grandfathered Stockholder and render such Grandfathered Stockholder an Acquiring Person for purposes of the Rights Agreement unless, upon such acquisition of Beneficial Ownership of additional shares of Common Stock, such Person is not the Beneficial Owner of 5% or more of the Common Stock then outstanding.

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“Beneficial Ownership” is defined in the Rights Agreement to include any securities that a Person or any of such Person’s Affiliates or Associates (as such terms are defined in the Rights Agreement) (a) beneficially owns, directly or indirectly, within the meaning of Rules 13d-3 or 13d-5 promulgated under the Exchange Act, (b) has the right to acquire or vote pursuant to any agreement, arrangement or understanding (except under limited circumstances), (c) which are directly or indirectly beneficially owned by any other Person with which such Person has any agreement, arrangement or understanding for the purpose of acquiring, holding or voting such securities, or obtaining, changing or influencing control of the Company, or with whom such Person is Acting in Concert (as defined below), or (d) in respect of which such Person has a Derivative Position (as such term is defined in the Rights Agreement).

The Rights Agreement provides that a Person shall be deemed to be “Acting in Concert” with another Person if such Person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert or in parallel with such other Person, or towards a common goal with such other Person, relating to (a) acquiring, holding, voting or disposing of voting securities of the Company or (b) changing or influencing the control of the Company or in connection with or as a participant in any transaction having that purpose or effect, where (i) each Person is conscious of the other Person’s conduct or intent and this awareness is an element in their decision-making processes and (ii) at least one additional factor supports a determination by the Board of Directors that such Persons intended to act in concert or in parallel. A Person who is Acting in Concert with another Person shall also be deemed to be Acting in Concert with any third Person who is also Acting in Concert with such other Person.

The Rights are not exercisable until the Distribution Date. The Rights will expire on the Close of Business on August 29, 2021 (the “Expiration Date”).

Flip-in Event

If a Person or group becomes an Acquiring Person at any time after the date of the Rights Agreement (with certain limited exceptions), the Rights will become exercisable for shares of Common Stock (in lieu of shares of Preferred Stock) having a value equal to two times the exercise price of the Right. From and after the announcement that any Person has become an Acquiring Person, if the Rights evidenced by a Rights Certificate are or were acquired or beneficially owned by an Acquiring Person or any Associate or Affiliate of an Acquiring Person or any other Person with whom such Person is Acting in Concert, such Rights shall become void, and any holder of such Rights shall thereafter have no right to exercise such Rights. If the Board of Directors so elects, the Company shall deliver upon payment of the exercise price of a Right an amount of cash or securities equivalent in value to the shares of Common Stock issuable upon exercise of a Right.

Exchange

At any time after any Person becomes an Acquiring Person and prior to the acquisition by any Person or group of a majority of the outstanding Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such Person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

Flip-over Event

If, at any time after a Person becomes an Acquiring Person, (a) the Company consolidates with, or merges with and into, any other Person; (b) any Person consolidates with the Company, or merges with and into the Company, and the Company is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Stock are or will be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property; or (c) 50% or more of the Company’s consolidated assets or Earning Power (as defined in the Rights Agreement) are sold, then proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

Redemption

At any time prior to the Close of Business on the earlier of (a) the tenth day following the Stock Acquisition Date or (b) the Expiration Date, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”). The “Stock Acquisition Date” is the first date on which there is a public announcement by the Company or an Acquiring Person that an Acquiring Person has become such, or such earlier date as a majority of the Board of Directors becomes aware of the existence of an Acquiring Person. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon the action of the Board of Directors ordering the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

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Amendment

The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights.

Preferred Stock Rights

The Preferred Stock will not be redeemable. Each share of Preferred Stock will be entitled to a receive, when, as and if declared by the Board of Directors, (a) cash dividends in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all cash dividends declared or paid on the Common Stock and (b) a preferential quarterly cash dividend (the “Preferential Dividends”) in an amount equal to $50.00 per share of Preferred Stock less the per share amount of all cash dividends declared on the Preferred Stock pursuant to clause (a) of this sentence. Each share of Preferred Stock will entitle the holder thereof to 100 votes per share, voting together with the holders of the Common Stock as a single class, except as otherwise provided in the Certificate of Designations of Class A Preferred Stock Series One filed by the Company with the Delaware Secretary of State on August 29, 2018 or the Company’s Amended and Restated Certificate of Incorporation, as amended, or Amended and Restated By-laws. In the event of any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each outstanding share of Preferred Stock shall at the same time be similarly exchanged for or changed into the aggregate amount of stock, securities, cash and/or other property (payable in like kind), as the case may be, for which or into which each share of Common Stock is changed or exchanged, multiplied by 100. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, (a) no distribution shall be made to the holders of shares of stock ranking junior to the Preferred Stock unless the holders of the Preferred Stock shall have received the greater of (i) $100 per share of Preferred Stock plus an amount equal to accrued and unpaid dividends and distributions thereon or (ii) an amount equal to 100 times the aggregate amount to be distributed per share to holders of the Common Stock, and (b) no distribution shall be made to the holders of stock ranking on a parity upon liquidation, dissolution or winding up with the Preferred Stock unless simultaneously therewith distributions are made ratably on the holders of the Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of shares of Preferred Stock are entitled under clause (a)(i) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up.

The foregoing rights are protected by customary anti-dilution provisions.

The foregoing description of the rights of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designations of Class A Preferred Stock Series One.

Rights of Holders

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

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